Exbibit (10)(ss)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this 1st day of January, 2008, by and between M&I LLC, a Wisconsin limited liability company (“LLC”), Marshall & Ilsley Corporation (formerly known as New M&I Corporation), a Wisconsin corporation (“New M&I”) and Mark F. Furlong (“Executive”).

BACKGROUND

As part of a larger transaction whereby the banking and data processing businesses of Marshall & Ilsley Corporation (“Old M&I”) were separated into two publicly-traded companies on November 1, 2007, Old M&I was converted into a limited liability company, LLC. All of the membership interests in LLC are owned by New M&I, which is the parent of the entities engaged in the banking business. Old M&I was a party to a letter agreement with you dated December 21, 2006 regarding the terms of a supplemental executive retirement benefit (the “SERP”). The SERP became the obligation of LLC, by operation of law, when Old M&I converted to a limited liability company. The purpose of this Agreement is to assign the SERP from the LLC to New M&I, to have Executive consent to the assignment, and to reflect transitional rules promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code in Notice 2007-86.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LLC, New M&I and Executive hereby promise and agree as follows:

1. LLC hereby assigns and transfers to New M&I all of LLC’s right, title and interest in, to and under the SERP and the liabilities associated with the SERP (the “Assumed Liabilities”). This assignment shall be effective as of January 1, 2008 (the “Effective Time”).

2. As of the Effective Time, New M&I hereby (i) accepts the assignment and transfer of the SERP from LLC, and (ii) agrees to assume and satisfy the Assumed Liabilities as the same shall become due.

3. Executive consents to the assignment of the SERP to New M&I and the assumption of the Assumed Liabilities by New M&I.

4. In Paragraph 5 of the SERP, the bold, underlined date (December 31, 2007) shall be deleted and replaced with December 31, 2008, and add the following at the end of that same sentence: “and only if such election is otherwise allowable under the transitional guidance promulgated under Section 409A of the Code.”

5. Except as modified hereby, the SERP shall remain in full force and effect.

6. This Agreement and the rights and obligations of each party hereunder shall not be modified or amended without the prior written consent of each of the parties hereto.

7. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to any conflicts of law principles.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the day, month and year first above written.

M&I LLC

By:	/s/ Paul J. Renard
Print Name: Paul J. Renard
Title:	Vice President

MARSHALL & ILSLEY CORPORATION

By:	/s/ Paul J. Renard
Print Name: Paul J. Renard
Title:	Senior Vice President

/s/ Mark F. Furlong
Mark F. Furlong

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